Exhibit 10.1

BRIDGE LOAN AGREEMENT

dated as of

February 18, 2010

among

HEARTLAND PAYMENT SYSTEMS, INC.

a Delaware corporation

The Bridge Lenders Party Hereto

and

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent

KEYBANK NATIONAL ASSOCIATION,

as Sole Bookrunner and Sole Lead Arranger

i

ii

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process	58
SECTION 9.10. WAIVER OF JURY TRIAL	59
SECTION 9.11. Headings	59
SECTION 9.12. Confidentiality.	59
SECTION 9.13. Interest Rate Limitation	60
SECTION 9.14. USA PATRIOT Act	60
SECTION 9.15. No Other Duties	60

SCHEDULES:

Schedule 2.01 — Commitments
Schedule 3.06 — Disclosed Matters
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.08 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption (with Annex I)
Exhibit B — Form of Opinion of Borrower’s Counsel
Exhibit C — Form of Guaranty
Exhibit D — Form of Borrowing Request
Exhibit E — [Reserved]
Exhibit F — Form of Promissory Note
Exhibit G — Form of Compliance Certificate
Exhibit H — Investment Standards

iii

THIS BRIDGE LOAN AGREEMENT is made and entered into as of February 18, 2010 by and among HEARTLAND PAYMENT SYSTEMS, INC., a Delaware corporation, as the Borrower; the BRIDGE LENDERS party hereto from time to time; and KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent.

The parties hereto agree as follows:

ARTICLE I.

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Adjusted EBITDA” means, for any period, EBITDA for such period minus Customer Acquisition Costs for such period minus the net amount paid by the Borrower with respect to any repurchases of its Equity Interests during such period (excluding Permitted Repurchases) minus Capital Expenditures for such period (excluding any Capital Expenditures with respect to the Service Center) minus Dividends paid during such period.

“Adjusted LIBO Rate” means, with respect to any computation of the Alternate Base Rate pursuant to clause (c) of the definition thereof, for a specified interest period, an interest rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to (a) the LIBO Rate for such interest period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means KeyBank National Association, in its capacity as administrative agent for the Bridge Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one-half of one percent (0.50%), and (c) the Adjusted LIBO Rate for a one month interest period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus one percent (1%). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Bridge Lender at any time, a percentage equal to a fraction, the numerator of which is the outstanding principal amount of the Bridge Loans of such Bridge Lender at such time and the denominator of which is the aggregate outstanding amount of the Bridge Loans of all Bridge Lenders at such time.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arranger” means KeyBank National Association, in its capacity as sole lead arranger and bookrunner in respect of the Bridge Loan facility contemplated by this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Bridge Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bank Litigation” shall mean the case captioned Lone Star National Bank, N.A., et al., v. KeyBank, N.A. [sic] and Heartland Bank, Master Docket No. 4:10-cv-00171, in the United States District Court for the Southern District of Texas.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Heartland Payment Systems, Inc., a Delaware corporation.

“Borrower Litigation” means the case captioned In Re: Heartland Payment Systems Inc. Data Security Breach Litigation, Master Docket No. 09-md-02046, pending in the United States District Court for the Southern District of Texas.

“Borrowing” means the borrowing of the Bridge Loans.

“Borrowing Request” means the request by the Borrower for the Borrowing in accordance with Section 2.03, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Bridge Commitment” means, with respect to each Bridge Lender, the commitment of such Bridge Lender to make a single Bridge Loan on the Effective Date pursuant to Section 2.01 in an amount not to exceed the amount set forth opposite such Bridge Lender’s name on Schedule 2.01 under the caption “Bridge Commitment”.

“Bridge Lender” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Bridge Loan” has the meaning set forth in Section 2.01.

“Bridge Mortgage” means a mortgage, deed of trust or similar instrument executed by the Borrower in favor of the Administrative Agent, for the benefit of the Secured Parties, encumbering the Service Center.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio are authorized or required by law to remain closed.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CFC” means a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Bridge Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property of the Loan Parties, now existing or hereafter acquired, that at any time is or becomes subject to a Lien in favor of the Administrative Agent, on behalf of the Secured Parties, to secure the Obligations pursuant to a Collateral Document.

“Collateral Documents” means, collectively, the Bridge Mortgage (and any security agreement and control agreement in respect of any escrow account required by the terms of the Bridge Mortgage).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Customer Acquisition Costs” means cash customer acquisition costs paid during any period by the Borrower consisting of (i) bonus payments in the ordinary course of business made to relationship managers and sales managers in the sales workforce of the Borrower for the establishment of new merchant relationships; and (ii) payments made to buy out commissions of sales employees of the Borrower.

“Data Security Breach of 2008” means the security breach within the Borrower’s processing system as described in the Borrower’s Current Report on Form 8-K and related attachments filed with the Securities and Exchange Commission on January 20, 2009.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Bridge Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Bridge Loan within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, or any Bridge Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund its Bridge Loan in the future, (d) otherwise failed to pay over to the Administrative Agent or any other Bridge Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06, which Schedule 3.06 shall be deemed to be automatically amended to include any action, suit or proceeding or environmental matter as to which notice is given pursuant to Section 5.02.

“Dividends” means cash dividends on Equity Interests in the Borrower paid by the Borrower during the relevant period.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Earn-Out Obligations” shall mean, with respect to any Person, obligations of such Person that are recognized under GAAP as a liability of such Person, payable in cash or which may be payable in cash at the seller’s or obligee’s option arising from the acquisition of a business or a line of business (whether pursuant to an acquisition of Equity Interests or assets, the consummation of a merger or consolidation or otherwise) and payable to the seller or sellers thereof.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) expense for Taxes for such period net of tax refunds, (iii) all FAS 123R expenses for such period, (iv) all amounts attributable to depreciation and amortization expense of the Borrower and the Subsidiaries for such period, (v) charges related to the Data Security Breach of 2008 in an aggregate amount during the period from January 1, 2009 through the Maturity Date not to exceed $200,000,000 and (vi) any extraordinary losses not related to the Data Security Breach of 2008, minus (b) without duplication and to the extent included in Net Income, any extraordinary gains, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Bridge Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bridge Lender, in which its applicable lending office is located, including any backup withholding tax that is required by the Code to be withheld from amounts payable to a Bridge Lender, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of May 30, 2008, as amended, among the Borrower, JPMorgan Chase Bank, N.A, as administrative agent, certain lender parties thereto and the other parties signatory thereto, as heretofore and hereafter amended, restated, refinanced, supplemented, replaced or otherwise modified from time to time.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next  1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next  1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter between the Borrower and the Arranger dated February 4, 2010.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First-Tier Foreign CFC” means any CFC the Equity Interests in which are owned directly by (a) the Borrower, (b) a Domestic Subsidiary that is not a direct or indirect Subsidiary of a CFC or (c) any combination of the foregoing.

“Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter of the Borrower, the ratio of (a) Trailing Adjusted EBITDA to (b) Trailing Fixed Charges.

“Fixed Charges” means, for any period as to the Borrower and the Subsidiaries, and without duplication, an amount equal to the sum of (a) cash Interest Expense, (b) scheduled principal payments in respect of any Indebtedness (excluding any amounts owed by the Borrower or its Subsidiaries to sponsoring banks for advances of Interchange Fees to merchants in the ordinary course of business), and (c) payments made in respect of Taxes.

“Foreign Lender” means any Bridge Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funded Debt” means, at any time as to the Borrower and the Subsidiaries, and without duplication, an amount equal to the sum of (a) the aggregate principal amount of all Bridge Loans outstanding on such date, plus (b) the aggregate principal amount of drawings under “Letters of Credit” issued under the Existing Credit Agreement which have not been reimbursed pursuant to Section 2.05 thereof, plus (c) the aggregate principal amount of all Indebtedness of the Borrower and the Subsidiaries of the following types (without duplication): (i) all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) any direct or contingent obligations arising under standby letters of credit; (iii) Earn-Out Obligations; (iv) Capital Lease Obligations; (v) all obligations to pay the deferred purchase price of property or services (but excluding current accounts payable arising in the ordinary course of business which are not more than 90 days past due the original due date); and (vi) obligations secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being purchased by Borrower or any of the Subsidiaries (including obligations arising under conditional sales or other title retention agreements), whether or not such obligations shall have been assumed by Borrower or any of its Subsidiaries or is limited in recourse; provided, that for the purposes of (vi) hereunder, the amount of such Funded Debt shall be limited to the greater of (x) the amount of such Funded Debt as to which there is recourse to such Person and (y) the fair market value of the property which is subject to such Lien. Notwithstanding anything to the contrary above, any amounts owed by the Borrower or its Subsidiaries to sponsoring banks for advances of Interchange Fees to merchants in the ordinary course of business shall not constitute “Funded Debt”.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (as used in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranties” means collectively, the Guaranties executed by the Guarantors as of the Effective Date hereof in the form of Exhibit C attached hereto, together with any other Guaranties executed by the Guarantors hereafter Guaranteeing the Obligations. “Guaranty” shall mean any of the Guaranties.

“Guarantors” shall mean The Heartland Payroll Company, L.L.C., an Ohio limited liability company, Debitek, Inc., a Delaware corporation, Heartland Acquisition, LLC, a Delaware limited liability company, and any other direct or indirect present or future Subsidiary of the Borrower that is required to be a Guarantor pursuant to Section 5.09. “Guarantor” shall mean any of the Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed provided, that for the purposes of (f) hereunder, the amount of such Indebtedness shall be limited to the greater of (i) the amount of such Indebtedness as to which there is recourse to such Person and (ii) the fair market value of the property which is subject to such Lien (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all payment or reimbursement obligations of the Borrower or its Subsidiaries with respect to Payroll Deposits which are not paid or reimbursed by Borrower or its Subsidiaries in the ordinary course of their business and consistent with past practices or in accordance with any applicable contract terms governing such obligations, (l) all obligations under any Swap Agreement and (m) all payment or reimbursement obligations with respect to amounts withheld from merchants which are not paid or reimbursed by Borrower or its Subsidiaries in the ordinary course of their business and consistent with past practices or in accordance with any applicable contract terms governing such obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means, with respect to any payment hereunder or under any other Loan Document or with respect to the Administrative Agent, a Bridge Lender, or any other recipient of any payment by or for the account of any Loan Party hereunder or under any other Loan Document, Taxes other than Excluded Taxes.

“Intangible Assets” means those assets of the Borrower and its Subsidiaries which are (a) deferred assets, other than prepaid insurance and prepaid taxes; (b) patents, copyrights, trademarks, trade names, franchises, goodwill, experimental expenses; (c) unamortized debt discount and expense; (d) write-ups of assets after the Effective Date, but specifically excluding any cash deposited into a sinking fund for payment of debentures and similar instruments; and (e) other similar assets which would be classified as intangible assets on a balance sheet of the Borrower and its Subsidiaries, prepared in accordance with GAAP.

“Interchange Fees” means fees payable by a merchant to a credit card issuer with respect to Processing Transactions.

“Interest Expense” means, with reference to any period, total interest expense (including the interest component of Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means the last Business Day of each November, February, May, and August, commencing with the last Business Day of May 2010.

“Investment Standards” means the investment standards of the Borrower attached hereto as Exhibit H; as such Exhibit H shall automatically be updated to include any amendments, restatements or other modifications to the Investment Standards which could not reasonably be expected to have a Material Adverse Effect.

“LIBO Rate” means, for a specified interest period, the per annum rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive and binding absent manifest error) as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the beginning of such interest period, equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market), having a maturity comparable to such interest period. In the event that such a rate quotation is not available for any reason, then the rate shall be the rate, determined by the Administrative Agent as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the beginning of such interest period, to be the average (rounded upwards, if necessary, to the nearest one sixteenth of one percent ( 1/16th of 1%)) of the per annum rates of interest at which dollar deposits in immediately available funds, in principal amount of $5,000,000 and for a maturity comparable to the interest period, are offered to KeyBank National Association by prime banks in the London interbank market.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Guaranties, the Collateral Documents, the Promissory Notes, and any other document executed in connection herewith now or hereafter, as any of the foregoing may hereafter be amended, supplemented, modified, renewed, or extended.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Material Adverse Change” means any event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole, (ii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Bridge Lenders thereunder or (iii) the Collateral, or the Administrative Agent’s Liens on the Collateral or the priority of such Liens. Notwithstanding anything to the contrary set forth herein, in no event shall the Data Security Breach of 2008, or any event or events leading thereto, resulting therefrom or proximately caused thereby, be deemed to constitute a Material Adverse Effect.

“Material Indebtedness” means (a) Indebtedness under the Existing Credit Agreement or (b) other Indebtedness (other than the Bridge Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means February 17, 2011.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any sale or other disposition (voluntary or involuntary), any issuance of Indebtedness or Equity Interests, any destruction, governmental taking or other involuntary disposition, or any other material recovery event, the cash proceeds resulting therefrom, net of (a) commissions, cost valuations and other reasonable and customary expenses of sale incurred in connection with such sale, other disposition or issuance, other reasonable and customary fees and expenses incurred, and all state, and local taxes paid or reasonably estimated to be payable by such person, as a consequence of such sale or other disposition and the payment of principal, premium and interest of Indebtedness secured by the asset which is the subject of the sale or other disposition and required to be, and which is, repaid under the terms thereof as a result of such sale or other disposition, (b) amounts of any distributions payable to holders of minority interests in the relevant Person or in the relevant property or assets, (c) incremental income taxes paid or payable as a result thereof, and (d) reserves reasonably established in respect of sale price adjustments and assumed or retained liabilities associated therewith.

“Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Obligations” means all obligations, liabilities and indebtedness of the Borrower and its Subsidiaries to the Bridge Lenders, their Affiliates and the Administrative Agent arising under or in connection with this Agreement or any other document or instrument executed in connection herewith (including without limitation the other Loan Documents and any Swap Agreement entered into by the Borrower or any of its Subsidiaries with any Bridge Lender or any Affiliate of any Bridge Lender), whether now existing or hereafter created, direct or indirect, matured or unmatured, liquidated or unliquidated, primary or secondary, due or not yet due, including without limitation all of their respective obligations, liabilities and indebtedness with respect to the principal of and interest on the Bridge Loans (including but not limited to interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, or like proceeding relating to the Borrower or any of its Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and the payment or performance of all other obligations, liabilities, and indebtedness owed by any of them to the Bridge Lenders, their Affiliates and the Administrative Agent hereunder or under any one or more documents or instruments executed and delivered in connection herewith (including without limitation the other Loan Documents, including without limitation all fees, costs, expenses and indemnity obligations hereunder and thereunder.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04.

“Payroll Deposits” means funds collected and held or invested by the Borrower or its Subsidiaries in connection with their payroll processing business pursuant to contracts with customers.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) any Lien granted in favor of the Administrative Agent and/or the Bridge Lenders to secure payment of the Obligations and other Indebtedness of the Borrower.

“Permitted Investments” means investments made by the Borrower pursuant to the Investment Standards.

“Permitted Repurchases” means, for any twelve-month period, the sum of (a) proceeds from the exercise of stock options and (b) upon prior written request by Borrower (which request shall not be given more than twice per any twelve-month period), the net amount paid by Borrower with respect to any repurchases of its Equity Interests consummated during such twelve-month period that Bridge Lenders agree shall be excluded from the calculation of the Fixed Charge Coverage Ratio for such twelve-month period.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by KeyBank National Association as its prime rate in effect at its principal office in Cleveland, Ohio; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE SUCH BANK’S LOWEST RATE.

“Promissory Note” has the meaning set forth in Section 2.09(e).

“Processing Transactions” means bank card payment processing services provided by the Borrower and its Subsidiaries to merchants pursuant to service contracts between the Borrower and/or a Subsidiary and such merchants.

“RC Increase” means the $25,000,000 increase in the revolving credit commitments under Section 2.08(d) of the Existing Credit Agreement pursuant to a Commitment Increase Agreement of even date herewith among the Borrower, KeyBank National Association and the administrative agent under the Existing Credit Agreement.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Bridge Lenders holding more than 50% of the aggregate outstanding principal amount of the Bridge Loans (or, if the Bridge Loans shall not yet have been made, the Total Bridge Commitment) at such time; provided that if there are fewer that three Bridge Lenders, Required Lenders shall mean all Bridge Lenders.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Secured Parties” means the holders from time to time of the Obligations.

“Senior Leverage Ratio” means, as of the end of any fiscal quarter of the Borrower, the ratio of (a) Funded Debt less the aggregate amount of Subordinated Indebtedness of the Borrower and its Subsidiaries to (b) Trailing EBITDA.

“Service Center” means, collectively, the land, building, improvements and such personal property as may be encumbered by the Bridge Mortgage located at 1 Heartland Way, Jeffersonville, Indiana, including a 202,636 square foot office facility and underlying land of 35 acres.

“Settlement Agreement” means the Settlement Agreement dated January 7, 2010 by and among Visa U.S.A. Inc., Visa International Service Association, Visa Inc., the Borrower, and the Bridge Lenders, as the same may be modified with the consent of the parties thereto.

“S&P” means Standard & Poor’s.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person that matures no earlier than March 31, 2013, the payment of which is subordinated to the Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Tangible Assets” means, as of any date, the sum of the aggregate book value of the assets which appear on a balance sheet of the Borrower and its Subsidiaries minus the aggregate book value of Intangible Assets, on a combined and consolidated basis prepared as of such date in accordance with GAAP.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Bridge Commitment” means, at any time, the sum of the Bridge Commitments of all Bridge Lenders at such time. The Total Bridge Commitment shall be $28,000,000 on the Effective Date.

“Total Leverage Ratio” means, as of the end of any fiscal quarter of the Borrower, the ratio of (a) Funded Debt to (b) Trailing EBITDA.

“Trailing Adjusted EBITDA” means, as of the end of any fiscal quarter of the Borrower, an amount equal to Adjusted EBITDA for such fiscal quarter, plus Adjusted EBITDA for each of the immediately preceding three (3) fiscal quarters.

“Trailing EBITDA” means, as of the end of any fiscal quarter of the Borrower, an amount equal to EBITDA for such fiscal quarter, plus EBITDA for each of the immediately preceding three (3) fiscal quarters.

“Trailing Fixed Charges” means, as of the end of any fiscal quarter of the Borrower, an amount equal to Fixed Charges for such fiscal quarter, plus Fixed Charges for each of the immediately preceding three (3) fiscal quarters

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Bridge Loans, the use of the proceeds thereof, and the granting of Liens pursuant to the Collateral Documents.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. [Reserved].

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature (including Capital Lease Obligations) shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if for purposes of determining the outstanding amount of any Indebtedness (including, for the avoidance of doubt, any determination of Funded Debt), (x) any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by SFAS 159 issued by the Financial Accounting Standards Board in February 2007, or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made and (y) any original issue discount with respect to such Indebtedness shall not be deducted in determining the outstanding amount of such Indebtedness.

ARTICLE II.

The Credits

SECTION 2.01. Bridge Commitments. Subject to the terms and conditions set forth in this Agreement, each Bridge Lender agrees to make a single loan to the Borrower on the Effective Date (each such loan, a “Bridge Loan”), in the principal amount of such Bridge Lender’s Bridge Commitment. Once repaid or prepaid, Bridge Loans may not be reborrowed. Any portion of the Bridge Commitments not utilized by the Borrower on the Effective Date shall be permanently terminated.

SECTION 2.02. Bridge Loans and Borrowings. Each Bridge Loan shall be advanced as part of a single Borrowing consisting of Bridge Loans made by the Bridge Lenders ratably in accordance with their respective Bridge Commitments. The failure of any Bridge Lender to make any Bridge Loan required to be made by it shall not relieve any other Bridge Lender of its obligations hereunder; provided that the Bridge Commitments of the Bridge Lenders are several and no Bridge Lender shall be responsible for any other Bridge Lender’s failure to make its Bridge Loan as required.

SECTION 2.03. Request for the Borrowing. To request the Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, not later than 11:00 a.m., Cleveland, Ohio time, one Business Day before the date of the proposed Borrowing. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day; and

(iii) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. Funding of the Borrowing.

(a) Each Bridge Lender shall make the Bridge Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 12:00 noon, Cleveland, Ohio time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Bridge Lenders. The Administrative Agent will make such Bridge Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Settlement Account (as defined in the Settlement Agreement).

(b) Unless the Administrative Agent shall have received notice from a Bridge Lender prior to the proposed date of the Borrowing that such Bridge Lender will not make available to the Administrative Agent such Bridge Lender’s share of the Borrowing, the Administrative Agent may assume that such Bridge Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Bridge Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Bridge Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Bridge Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Bridge Loans. If such Bridge Lender pays such amount to the Administrative Agent, then such amount shall constitute such Bridge Lender’s Bridge Loan included in the Borrowing. If the Borrower pays such amounts, any such payment shall be without prejudice to the Borrower’s rights under Section 2.18(b).

SECTION 2.07. Mandatory Prepayment of Loans. If at any time, the Borrower or any Subsidiary receives:

(a) Net Cash Proceeds of one or more sales or other dispositions of Collateral (other than dispositions permitted under clause (a)(ii) of Section 6.11 and leases permitted under the Bridge Mortgage) in an aggregate amount greater than $50,000 in any twelve month period, then on the date of receipt thereof, an amount equal to 100% of the Net Cash Proceeds in excess of such amount shall, immediately upon receipt, be paid by the Borrower to the Administrative Agent and applied as a mandatory prepayment of principal of the Bridge Loans (provided that if an Event of Default shall then exist, all Net Cash Proceeds from each such sale or disposition shall be prepaid and applied as aforesaid);

(b) Net Cash Proceeds of any sale or issuance of Equity Interests or debt securities or other incurrence of Indebtedness (other than (i) Obligations, (ii) Indebtedness and Guarantee Obligations permitted by this Agreement (other than pursuant to Section 6.01(j) hereof) and any refinancing thereof, (iii) all net obligations of the Borrower under any Swap Agreement, (iv) Indebtedness of the Borrower or any Subsidiary to the Borrower or any Subsidiary, (v) the RC Increase, (vi) Equity Interests issued to management personnel and directors, and (vii) Equity Interests issued to the Borrower), then on the date of receipt thereof, an amount equal to 100% of the Net Cash Proceeds shall, immediately upon receipt, be paid by the Borrower to the Administrative Agent and applied as a mandatory prepayment of principal of the Bridge Loans;

(c) Net Cash Proceeds of any destruction, governmental taking or other involuntary disposition of Collateral in an amount greater than $50,000, then on the date of receipt thereof, an amount equal to 100% of the Net Cash Proceeds in excess of such amount from such disposition shall, at the option of the Borrower, (i) be deposited with the Administrative Agent pursuant to a security and control agreement reasonably satisfactory to the Administrative Agent and shall be disbursed (on terms satisfactory to the Administrative Agent) to repair, restore or replace such property or asset or (ii) be paid by the Borrower to the Administrative Agent and applied as a mandatory prepayment of principal of the Bridge Loans; provided that if an Event of Default shall then exist, all Net Cash Proceeds from such disposition shall be prepaid and so applied to the Bridge Loans immediately; and

(d) Net Cash Proceeds of any other material recovery event, including insurance proceeds in respect of the Data Security Breach of 2008 that are not used within 120 days of receipt to pay liabilities (or claimed liabilities) in respect of the Data Security Breach of 2008 or expenses arising therefrom (or to reimburse the Borrower for such payments theretofore made by the Borrower), then within three (3) Business Days following the expiration of said 120-day period, an amount equal to 100% of the Net Cash Proceeds shall be paid by the Borrower to the Administrative Agent and applied as a mandatory prepayment of principal of the Bridge Loans.

SECTION 2.08. Termination.

Unless previously terminated, the Bridge Commitments shall terminate on the Effective Date immediately after the funding of the Bridge Loans.

SECTION 2.09. Repayment of Bridge Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Bridge Lender the aggregate outstanding principal amount of the Bridge Loans on the Maturity Date.

(b) Each Bridge Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bridge Lender resulting from the Bridge Loan made by such Bridge Lender, including the amounts of principal and interest payable and paid to such Bridge Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Bridge Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bridge Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Bridge Lenders and each Bridge Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the Obligations; provided that the failure of any Bridge Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Bridge Loans in accordance with the terms of this Agreement.

(e) Any Bridge Lender may request that the Bridge Loan made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Bridge Lender a promissory note in substantially the form of Exhibit F (each, a “Promissory Note”) payable to the order of such Bridge Lender (or, if requested by such Bridge Lender, to such Bridge Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Bridge Loan evidenced by such Promissory Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Promissory Notes in such form payable to the order of the payee named therein (or, if such Promissory Note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Voluntary Prepayment of Bridge Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay the Bridge Loan in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., Cleveland, Ohio time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Bridge Lenders of the contents thereof. Each partial prepayment of the Bridge Loans shall be in an amount of not less than $1,000,000, or such lesser amount that is the entire unpaid principal balance of the Bridge Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11. Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times specified in the Fee Letter.

(b) The Borrower agrees to pay to the Administrative Agent, on the Effective Date, for the account of each Bridge Lender the amounts specified in the Fee Letter to be paid on or before such date.

(c) The Borrower agrees to pay to the Administrative Agent for the account of each Bridge Lender the amounts specified in the Fee Letter to be paid on the last Business Day of March, April, May, June and July, 2010 (collectively, the “Deferred Fees”); provided that if the Borrower prepays the Bridge Loans in full, the Borrower shall not be obligated to pay such of the Deferred Fees that are payable after the date on which such prepayment in full occurs.

(d) On each of August 31, 2010 and November 30, 2010, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Bridge Lenders, a fee in the amount equal to one percent (1.00%) of the aggregate unpaid principal balance of the Bridge Loans on such date.

SECTION 2.12. Interest.

(a) The Bridge Loans shall bear interest at the Alternate Base Rate, plus one percent (1.00%).

(b) Notwithstanding the foregoing, if any principal of or interest on any Bridge Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise (until such payment is made or the Default is waived or cured), such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Alternate Base Rate, plus three percent (3.00%).

(c) Accrued interest on each Bridge Loan shall be payable in arrears on each Interest Payment Date for such Bridge Loan; provided that interest accrued pursuant to paragraph (b) of this Section shall be payable on demand.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. [Reserved].

SECTION 2.14. [Reserved].

SECTION 2.15. [Reserved].

SECTION 2.16. Taxes.

(a) Subject to applicable law, any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Bridge Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Bridge Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Bridge Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bridge Lender, or by the Administrative Agent on its own behalf or on behalf of a Bridge Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Bridge Lender shall deliver to the Borrower and the Administrative Agent such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent to determine whether or not such Bridge Lender is subject to backup withholding or information requirements under the Code.

(f) If the Administrative Agent or a Bridge Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Bridge Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Bridge Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Bridge Lender in the event the Administrative Agent or such Bridge Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Bridge Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, or fees, or of amounts payable under Section 2.16, or otherwise) prior to 12:00 noon, Cleveland, Ohio time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 127 Public Square, Cleveland, Ohio, except that payments pursuant to Sections 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Bridge Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Bridge Loan resulting in such Bridge Lender receiving payment of a greater proportion of the aggregate amount of its Bridge Loan and accrued interest thereon than the proportion received by any other Bridge Lender, then the Bridge Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Bridge Loans of other Bridge Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Bridge Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Bridge Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bridge Lender as consideration for the assignment of or sale of a participation in any of its Bridge Loan to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bridge Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Bridge Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Bridge Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Bridge Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Bridge Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bridge Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Bridge Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Bridge Lender to satisfy such Bridge Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Bridge Lenders.

(a) If the Borrower is required to pay any additional amount to any Bridge Lender or any Governmental Authority for the account of any Bridge Lender pursuant to Section 2.16, then such Bridge Lender shall use reasonable efforts to designate a different lending office for funding or booking its Bridge Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bridge Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16, as the case may be, in the future and (ii) would not subject such Bridge Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bridge Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bridge Lender in connection with any such designation or assignment.

(b) If the Borrower is required to pay any additional amount to any Bridge Lender or any Governmental Authority for the account of any Bridge Lender pursuant to Section 2.16, or if any Bridge Lender defaults in its obligation to fund its Bridge Loan hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Bridge Lender and the Administrative Agent, require such Bridge Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bridge Lender, if a Bridge Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Bridge Lender shall have received payment of an amount equal to the outstanding principal of its Bridge Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Bridge Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bridge Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19. [Reserved]

ARTICLE III.

Representations and Warranties

The Borrower represents and warrants to the Bridge Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability.

(a) The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement and each other Loan Document to which the Borrower is a signatory has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Each of the Guaranties and other Loan Documents to which a Guarantor is a signatory is within the corporate or other similar organizational powers of the Guarantor that is a signatory thereto and has been duly authorized by all necessary corporate or other similar organizational powers and, if required, stockholder or other similar action. Each of the Guaranties and other Loan Documents to which a Guarantor is a signatory has been duly executed and delivered by the Guarantor that is a signatory thereto and constitutes a legal, valid and binding obligation of such Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions, the Guaranties and the other Loan Documents (a) do not require any consent or approval of, registration or filing (other than financing statements) with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries (except for payments made pursuant to and in connection with this Agreement, the Guaranties, and the other Loan Documents), and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except for the Liens created by the Collateral Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Bridge Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2008, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2009, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2008, there has been no Material Adverse Change.

SECTION 3.05. Properties.

(a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that could not reasonably be expected to have a Material Adverse Effect.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, the Guaranties, or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, or with respect to any action, suit or proceeding or environmental matter as to which notice is given pursuant to Section 5.02, the date of such notice, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Bridge Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. The Borrower represents and warrants to the Bridge Lenders and the Administrative Agent that the representations and warranties made by the Borrower in the commitment letter dated February 4, 2010 among the Borrower and the Bridge Lenders are true and correct as of the date hereof.

SECTION 3.12. Collateral

The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

ARTICLE IV.

Conditions

SECTION 4.01. Effective Date. The obligations of the Bridge Lenders to make Bridge Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received from each Guarantor either (i) a counterpart of the Guaranty signed by such Guarantor or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of such Guaranty from each of the Guarantors) that such party has signed a counterpart of this Guaranty.

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Bridge Lenders and dated the Effective Date) of Goodwin Procter LLP, counsel for the Borrower and the Guarantors, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower and the Guarantors, this Agreement, the Guaranties, the Collateral Documents and the Transactions as the Required Lenders shall reasonably request. The Borrower and the Guarantors hereby request such counsel to deliver such opinion.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the Guarantors, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement, the Guarantors, the Guaranties, and the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President or a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President or a Financial Officer of each of the Guarantors, in form and substance satisfactory to the Administrative Agent, confirming compliance with the conditions set forth in paragraph (a) of Section 4.02 and stating that the representations and warranties contained in this Agreement pertaining to the Guarantors are true and correct as of the date hereof, except to the extent that any such representation or warranty specifically refers to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date.

(g) The Bridge Lenders, the Administrative Agent, and the Arranger shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, (i) fees required under Section 2.11(b) and (ii) to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h) All approvals of any Governmental Authority and any other third parties necessary in connection with the Bridge Loans contemplated by this Agreement and the continuing operations of the Borrower and its Subsidiaries (including shareholder approvals, if any) shall have been obtained on satisfactory terms and shall be in full force and effect.

(i) The Bridge Lenders shall have received (i) preliminary unaudited interim consolidated financial statements of the Borrower for the quarterly period ended December 31, 2009, and (ii) the Borrower’s most recent projected income statement, balance sheet and cash flows for the period beginning January 1, 2010 and ending December 31, 2011.

(j) The Bridge Lenders shall have received resolutions, incumbency certificates, a solvency certificate from the Borrower’s chief financial officer, organizational documents and collateral releases from prior lenders (including, without limitation release of the “Service Center Mortgage” as defined in the Existing Credit Agreement), all in form and substance reasonably acceptable to the Administrative Agent, the Arranger, and their counsel.

(k) The Amendment No. 2 to Amended and Restated Credit Agreement and Partial Release of Collateral, in form previously approved by the Administrative Agent, shall have been executed and delivered by all parties to the Existing Credit Agreement and all conditions to its effectiveness shall have been satisfied.

(l) The Commitment Increase Agreement of KeyBank National Association in form previously approved by the Administrative Agent, shall have been executed and delivered by all parties to the Existing Credit Agreement and all conditions to its effectiveness shall have been satisfied.

(m) The Borrower shall have:

(i)	executed and delivered the Bridge Mortgage to the Administrative Agent, which shall have caused the Bridge Mortgage to be filed in the appropriate public records,

(ii)	provided the Administrative Agent, for the benefit of the Secured Parties, with an ALTA loan policy of title insurance in an amount at least equal to the Total Bridge Commitment insuring the Bridge Mortgage to create a first priority perfected Lien on the Service Center, subject only to Liens permitted by Section 6.02 and otherwise in form and content, and issued by an insurer, reasonably satisfactory to the Administrative Agent,

(iii)	delivered to the Administrative Agent a flood certificate and, if applicable, flood insurance in respect of the Service Center reasonably satisfactory to the Administrative Agent,

(iv)	delivered to the Administrative Agent a survey of the Service Center in accordance with ALTA/ACSM requirements and standards, which shall be performed by a surveyor, and be in form and substance, reasonably satisfactory to the Administrative Agent,

(v)	delivered to the Administrative Agent a Phase I site assessment of the Service Center, which shall be performed by a consultant, and be in form and substance, reasonably satisfactory to the Administrative Agent,

(vi)	caused to be delivered to the Administrative Agent a legal opinion of Mull & Heinz LLC, Indiana counsel relating to the Bridge Mortgage in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent,

(vii)	delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Borrower holds all necessary permits, licenses and approvals required for construction and occupation of the buildings and other improvements constituting part of Service Center, and

(viii)	delivered to the Administrative Agent a certificate of insurance confirming the insurance coverage required by the Loan Documents and showing the Administrative Agent to be the mortgagee and loss payee of the policy covering the Service Center and additional insured in respect of liability coverage thereon.

(n) All documents and instruments (including any Uniform Commercial Code financing statements) required to perfect the Administrative Agent’s security interest in the portion of the Collateral that constitutes personal property shall have been executed and delivered and, if applicable, be in proper form for filing.

(o) No motion (or similar pleading) shall have been filed and remain pending (or have been threatened in writing and not rescinded), and no order (or equivalent decree otherwise named) shall have been entered, in the Bank Litigation or in any other state or federal court asserting jurisdiction over the Administrative Agent, either Bridge Lender or the Borrower, attempting to restrain, change, modify or amend any of the transactions contemplated in this Agreement.

(p) (i) All conditions to the consummation of the settlements contemplated by the Settlement Agreement, other than the concurrent funding of the Bridge Loans and RC Increase, including, without limitation, the conditions set forth in Sections 7.1, 8.2 and 9.1 of the Settlement Agreement, shall have been satisfied or waived by the applicable parties thereto in accordance with its terms; (ii) without limiting the generality of clause (i), above:

(A)	The “Appeal Ruling Condition” either shall have been satisfied no later than the “Appeal Ruling Deadline” (as both such terms are defined in Section 7.1 of the Settlement Agreement) or shall have been waived pursuant to Section 9.3.1 of the Settlement Agreement;

(B)	The “Opt-In Threshold Condition” shall have been satisfied no later than the “Alternative Recovery Acceptance Deadline” (as both such terms are defined in Section 9.1 of the Settlement Agreement) or shall have been waived pursuant to Section 9.3.2 of the Settlement Agreement;

(C)	None of the Borrower, the Administrative Agent or either Bridge Lender shall have issued or received a notice of termination pursuant to Section 9.2 of the Settlement Agreement; and

(D)	The respective representations and warranties of each of the parties to the Settlement Agreement shall be true and correct in all material respects on the Effective Date; and each such party shall have performed and complied with all agreements, obligations and covenants contained in the Settlement Agreement that are then required to have been performed or complied with by it; and

(iii) no motion (or similar pleading) shall have been filed and remain pending (or have been threatened in writing and not rescinded), and no order (or equivalent decree otherwise named) shall have been entered, in the Borrower Litigation or in any other state or federal court asserting jurisdiction over the parties, attempting to restrain, change, modify or amend the Settlement Agreement; and the Borrower shall have delivered to the Administrative Agent a written certification to that effect in form and substance satisfactory to the Administrative Agent.

(q) The Administrative Agent shall have received the following from the Borrower:

(i)	evidence satisfactory to the Administrative Agent and its counsel that no material claims or material litigation with respect to any aspect of the business affairs of the Borrower and its Subsidiaries exist as of the Effective Date except for any legal action related to the Data Security Breach of 2008 disclosed in the Borrower’s SEC filings prior to the date hereof and other material claims and litigation disclosed by the Borrower to the Bridge Lenders and approved by the Bridge Lenders in writing in their sole discretion, and that the information and projections are complete and correct in all material respects;

(ii)	evidence satisfactory to the Administrative Agent and its counsel that no undisclosed contingencies, including, but not limited to, pension or other employee benefit liabilities exist as of the Effective Date;

(iii)	evidence satisfactory to the Administrative Agent and its counsel that since December 31, 2008 there shall not have occurred any event, development or circumstance that has had or would reasonably be expected to have any material adverse effect (A) on (I) the business, assets, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole, (II) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Bridge Lenders thereunder or (III) the Collateral, or the Administrative Agent’s Liens on the Collateral or the priority of such Liens or (B) on, as they exist on the date hereof, the prospects of the Borrower or any of its Subsidiaries (it being understood that any such change in prospects shall be measured against information available to the public or otherwise known to the Bridge Lenders on the date hereof and not against financial and other reporting made in respect of the Borrower’s 2008 fiscal year and projections delivered prior to or contemporaneously with such reporting); provided, however, that, notwithstanding anything to the contrary set forth herein, in no event shall the Data Security Breach of 2008, or any event or events leading thereto, resulting therefrom or proximately caused thereby, be deemed to constitute a breach of this condition, and

(iv)	certification as to the financial condition and solvency of the Borrower and its Subsidiaries, after giving effect to the incurrence of the Bridge Loans and the RC Increase, from the respective chief financial officers of the Loan Parties.

(r) The corporate structure, capital structure, other debt instruments, material accounts, and governing documents of the Borrower and its Affiliates, shall be acceptable to the Administrative Agent.

(s) The Borrower shall have effected the prepayment in full of all obligations under any existing loan facilities, termination of the commitments thereunder and release of all liens, if any, granted thereunder (unless otherwise permitted under this Agreement).

The Administrative Agent shall notify the Borrower and the Bridge Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Bridge Lenders to make Bridge Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., Cleveland, Ohio time, on March 22, 2010 (and, in the event such conditions are not so satisfied or waived, the Bridge Commitment shall terminate at such time).

SECTION 4.02. Additional Conditions to the Borrowing. The obligation of each Bridge Lender to make a Bridge Loan on the occasion of the Borrowing, is subject to the satisfaction of the following additional conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement (including, without limitation, the representations and warranties set forth in Section 3.04(b) and Section 3.06) and the representations and warranties of the Guarantors set forth in the Guaranties shall be true and correct on and as of the date of the Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b) At the time of and immediately after giving effect to the Borrowing, no Default or Event of Default shall have occurred and be continuing.

(c) The Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V.

Affirmative Covenants

Until the Bridge Commitments have expired or been terminated and the principal of and interest on each Bridge Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Bridge Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Bridge Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in the form of Exhibit G or any other form approved by the Administrative Agent (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.09 and 6.10 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; provided that such information need not be provided by the Borrower if it is available on the Security and Exchange Commission’s EDGAR system and the Borrower sends an email notification to the Administrative Agent at the time such information becomes available on such system; and

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Bridge Lender may reasonably request.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Bridge Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect, provided, that such information need not be provided by the Borrower in a written notice to Bridge Lenders and Administrative Agent if it is available on the Security and Exchange Commission’s EDGAR system and the Borrower sends an email notification to the Administrative Agent at the time such information becomes available on such system;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $250,000; and

(d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, and providing, in the case of insurance policies insuring Collateral or against liability in respect thereof, (i) for payment of losses to the Administrative Agent as its interests may appear, (ii) that such policies may not be canceled or reduced or affected in any material adverse manner for any reason without 30 days (or such lesser period as the Administrative Agent may approve) prior notice to the Administrative Agent, and (iii) that the Bridge Lenders and the Administrative Agent are additional insureds thereunder.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Bridge Lender, upon reasonable prior notice, to visit and inspect its properties up to twice each calendar year, during business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, provided that upon the occurrence and during the continuation of a payment Default or an Event of Default, no prior notice shall be required and the Administrative Agent or any Bridge Lender may make unlimited visits and inspect, examine, make extracts, and discuss, from time to time and at any and all times as it may elect in its sole discretion.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Bridge Loans will only be used to finance the agreements of the Borrower under the Settlement Agreement, and to pay costs and expenses in connection therewith. No part of the proceeds of any Bridge Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Additional Guarantors. Subject to applicable law, the Borrower and each Subsidiary shall cause each of its direct or indirect Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Guarantor by executing a Guaranty in the form of Exhibit C, unless such Subsidiary is a CFC. Upon execution and delivery thereof, each such Person shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Guaranty and with respect to the Loan Documents.

SECTION 5.10. Further Assurances. The Borrower will promptly execute and deliver, or cause to be executed and delivered (but in any event within thirty days after request therefor, or such later date as the Administrative Agent may agree in its sole discretion), to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings and other), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

ARTICLE VI.

Negative Covenants

Until the Bridge Commitments have expired or terminated and the principal of and interest on each Bridge Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Bridge Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except the following, to the extent that, unless otherwise provided, immediately prior to incurring such Indebtedness and after giving effect thereto, the Borrower is in compliance with Section 6.09:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that any loan or advance related to such Indebtedness is permitted by Section 6.04;

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any real property or fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such real property or assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $5,000,000 at any time outstanding;

(f) Indebtedness of any Person that becomes a Subsidiary after the date hereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the principal amount thereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $1,000,000 at any time outstanding;

(g) Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit;

(h) Indebtedness in respect of Swap Agreements permitted by Section 6.05;

(i) [Reserved];

(j) Subordinated Indebtedness;

(k) Indebtedness under the Existing Credit Agreement;

(l) Indebtedness in respect of advances made to the Borrower and/or its Subsidiaries by sponsoring banks for Interchange Fees; and

(m) other unsecured Indebtedness in an aggregate principal amount not exceeding $5,000,000 at any time outstanding.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 (as supplemented by any update to such Schedule 6.02 delivered to the Administrative Agent prior to March 18, 2010, such supplement to be in form and substance reasonably satisfactory to the Administrative Agent); provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on real property or fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary; and

(e) Liens securing Indebtedness permitted by clause (k) of Section 6.01.

SECTION 6.03. Fundamental Changes.

(a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary, provided that if the Subsidiary that is to be merged out of existence is a Guarantor, the surviving entity is a Guarantor, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, provided that if the Subsidiary selling, transferring or otherwise disposing of its assets is a Guarantor, the transferee is a Loan Party and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Bridge Lenders; provided that any such transaction described in clauses (i) through (iii), inclusive, above involving a Subsidiary that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto, including payment and transaction processing businesses.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Subsidiary that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries;

(c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that if such loan or advance is made by a Loan Party to a Subsidiary that is not a Loan Party, the aggregate principal amount of all such loans and advances at any time outstanding shall not exceed $5,000,000;

(d) acquisitions of any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) or acquisitions of assets of any Person constituting a business unit that comply on a pro forma basis with all provisions of this Agreement and the other Loan Documents;

(e) Guarantees constituting Indebtedness permitted by Section 6.01;

(f) investments made with Payroll Deposits in accordance with the Investment Standards;

(g) advances of Interchange Fees to merchants with respect to Processing Transactions in the ordinary course of business; and

(h) loans or advances to (i) non-sales employees of the Borrower or any Subsidiary in an aggregate outstanding principal amount not to exceed $1,000,000 at any time and (ii) sales employees of the Borrower or any Subsidiary in an aggregate outstanding principal amount not to exceed $5,000,000 at any time.

SECTION 6.05. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries or payments restricted by Section 6.06), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.06. Restricted Payments.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except, so long as no Event of Default shall exist immediately before and after giving effect to any such payment, (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable in additional shares of its common stock, (ii) the Borrower may declare and pay cash dividends with respect to its Equity Interests, (iii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iv) the Borrower may make repurchases with respect to its Equity Interests, and (v) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries.

(b) The Borrower will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01; and

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness.

SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06 and (d) any investment permitted by clause (h) of Section 6.04.

SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.09. Leverage Ratios.

(a) Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio to be greater than 2.5 to 1.00 as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2009.

(b) Senior Leverage Ratio. The Borrower will not permit the Senior Leverage Ratio to be greater than 2.25 to 1.00 as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2009.

SECTION 6.10. Fixed Charge Coverage Ratio. The Borrower shall not permit Fixed Charge Coverage Ratio to be less than 1.35 to 1.00 as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2009.

SECTION 6.11. Asset Sales. The Borrower shall not and shall not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.03), except:

(a) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b) sales, transfers and dispositions to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions (i) involving a Subsidiary shall be made in compliance with Section 6.07 and (ii) involving a transfer of assets from a Loan Party to a Subsidiary that is not a Guarantor shall not be permitted by this clause (b);

(c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of investments permitted by Section 6.04 (a) and (f);

(e) [Reserved];

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary; and

(g) sales, transfers and other dispositions of assets (including Equity Interests in a Subsidiary) that are not permitted by any other paragraph of this Section, provided that the aggregate amount thereof during any fiscal year does not exceed 10% of Tangible Assets as of the end of the immediately preceding fiscal year;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value and for at least 75% cash consideration.

SECTION 6.12. Limitation on Debt Modifications. Neither the Borrower nor any Subsidiary shall enter into any amendment, waiver or other modification of any document evidencing or otherwise governing any Material Indebtedness (other than the Existing Credit Agreement) (a) if the effect of such amendment, waiver or other modification is to increase the interest rate on such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate or make less onerous any such event or default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, or change any collateral therefor (other than to release such collateral), or (b) if the effect of such amendment or change, together with all other amendments or changes made, is to increase in any material respect the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or an agent, trustee or other representative on their behalf).

ARTICLE VII.

SECTION 7.01. Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Bridge Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Bridge Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower, any Subsidiary, or any Guarantor in or in connection with this Agreement or any Guaranty, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Guaranty, or other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been untrue in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI or the Guarantor shall fail to observe or perform any covenant, condition, or agreement contained in any Guaranty;

(e) the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Bridge Lender) and (ii) actual knowledge thereof by President or a Financial Officer of the Borrower;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether or not such failure results in acceleration);

(g) (i) an “Event of Default”, as defined in the Existing Credit Agreement, shall occur or (ii) any event or condition occurs that results in any other Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any other Material Indebtedness or any trustee or agent on its or their behalf to cause any other Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (whether or not such event or condition results in acceleration); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Subsidiary, or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Subsidiary, or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower, any Subsidiary, or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Guarantor, or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower, any Subsidiary, or any Guarantor shall become unable, shall admit in writing its inability, or shall fail generally, to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower, any Subsidiary, or any Guarantor, or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower, any Subsidiary, or any Guarantor to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $1,000,000 in any year or (ii) $2,000,000 for all periods;

(m) (i) any of the Loan Documents shall cease to be enforceable or in full force and effect (except as otherwise permitted pursuant to this Agreement) or (ii) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral with an aggregate value in excess of $5,000,000 purported to be covered thereby, except as permitted by the terms of any Loan Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either one or both of the following actions, at the same or different times: (i) terminate the Bridge Commitments, and thereupon the Bridge Commitments shall terminate immediately, and (ii) declare the Bridge Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Bridge Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, including without limitation, notice of intent to accelerate and notice of acceleration, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the Bridge Commitments shall automatically terminate and the principal of the Bridge Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, including without limitation, notice of intent to accelerate and notice of acceleration, all of which are hereby waived by the Borrower. In addition to the other rights and remedies of the Administrative Agent and the Bridge Lenders set forth in the Loan Documents, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the Uniform Commercial Code.

SECTION 7.02. Application of Proceeds

At any time that an Event of Default has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, any proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its rights and remedies provided under the Loan Documents or at law or equity, shall be applied by the Administrative Agent in the following order:

First, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such sale, collection or other realization;

Second, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

Third, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Bridge Lenders (including fees, charges and disbursements of counsel to the respective Bridge Lenders), ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Bridge Loans and other Obligations, ratably among the Bridge Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the payment of that portion of the Obligations constituting unpaid principal of the Bridge Loans, ratably among the Bridge Lenders; and

Sixth, the balance, if any, after all the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

ARTICLE VIII.

The Administrative Agent

Each of the Bridge Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bridge Lender as any other Bridge Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby and by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Bridge Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Bridge Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any

Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Bridge Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or in connection with any other Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document, or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Bridge Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Bridge Lenders, appoint a successor Administrative Agent which shall be a bank with an office in Chicago, Illinois, Cleveland, Ohio or New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Bridge Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bridge Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bridge Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bridge Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Each Bridge Lender acknowledges and agrees that neither such Bridge Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Bridge Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

ARTICLE IX.

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 90 Nassau Street, Princeton, NJ 08542, Attention of Robert H.B. Baldwin, Jr. and the Legal Department (Telecopy No. 609-683-3815)

(ii) if to the Administrative Agent, to it at 127 Public Square, Cleveland, Ohio 44114, Attention of Matthew A. Lambes (Telecopy No. 216-689-4649); and

(iii) if to any other Bridge Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Bridge Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bridge Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Bridge Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Bridge Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement, the Guaranties or the Collateral Documents or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Bridge Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Bridge Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement, nor the Guaranties nor the Collateral Documents nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (ii) in the case of the Guaranties and the Collateral Documents, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Bridge Commitment of any Bridge Lender without the written consent of such Bridge Lender, (B) reduce the principal amount of any Bridge Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Bridge Lender affected thereby, (C) postpone the scheduled date of payment of the principal amount of any Bridge Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Bridge Commitment, without the written consent of each

Bridge Lender affected thereby, (D) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Bridge Lender, (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of this Agreement, the Guaranties or the Collateral Documents specifying the number or percentage of Bridge Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Bridge Lender, (F) release any Guarantor from its obligations under the Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Bridge Lender or (G) release all or substantially all of the Collateral, without the written consent of each Bridge Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c) The Bridge Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all Bridge Commitments and payment and satisfaction in full in cash of all Obligations, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Bridge Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent and the Bridge Lenders agree that in connection with any Sale and Leaseback Transaction relating to the Service Center that is permitted by this Agreement, upon the request of the Borrower and concurrently with such Sale and Leaseback Transaction, the Administrative Agent shall terminate the Bridge Mortgage and take whatever action that may be reasonably requested by the Borrower to release any and all security interests that the Administrative Agent, on behalf of itself and the Secured Parties, may have in the Service Center under the Loan Documents.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Arranger, and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Bridge Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Bridge Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any of the other Loan Documents, including its rights under this Section, or in connection with the Bridge Loans made hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Bridge Loans.

(b) The Borrower shall indemnify the Administrative Agent and each Bridge Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (but without duplication of any amounts owing pursuant to Section 2.16 and not including any Excluded Taxes) (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or the parties to any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Bridge Lender severally agrees to pay to the Administrative Agent, such Bridge Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the Loan Documents, or any agreement or instrument contemplated hereby, the Transactions, any Bridge Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than three (3) Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bridge Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Bridge Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Bridge Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Bridge Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Bridge Commitment and the Bridge Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, provided that (i) no consent of the Borrower shall be required for an assignment to a Bridge Lender, an Affiliate of a Bridge Lender or an Approved Fund and (ii) no consent of the Administrative Agent shall be required for an assignment of any Bridge Commitment or Bridge Loan to an assignee that is a Bridge Lender with a Bridge Commitment or Bridge Loan immediately prior to giving effect to such assignment or if an Event of Default has occurred and is continuing.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Bridge Lender or an Affiliate of a Bridge Lender or an assignment of the entire remaining amount of the assigning Bridge Lender’s Bridge Loan, the amount of the Bridge Commitment or Bridge Loan of the assigning Bridge Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $4,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bridge Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Bridge Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) the assignee shall have delivered any documentation required by Section 2.16(e).

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bridge Lender, (b) an Affiliate of a Bridge Lender or (c) an entity or an Affiliate of an entity that administers or manages a Bridge Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bridge Lender under this Agreement, and the assigning Bridge Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bridge Lender’s rights and obligations under this Agreement, such Bridge Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Bridge Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Bridge Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Bridge Lenders, and the Bridge Commitment of, and principal amount of the Bridge Loan owing to, each Bridge Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Bridge Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bridge Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bridge Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bridge Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Bridge Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and the fulfillment of the other applicable conditions of paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Bridge Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Bridge Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bridge Lender’s rights and obligations under this Agreement (including all or a portion of its Bridge Commitment and the Bridge Loan owing to it); provided that (A) such Bridge Lender’s obligations under this Agreement shall remain unchanged, (B) such Bridge Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Bridge Lenders shall continue to deal solely and directly with such Bridge Lender in connection with such Bridge Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bridge Lender sells such a participation shall provide that such Bridge Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bridge Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16 to the same extent as if it were a Bridge Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Bridge Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Bridge Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16 than the applicable Bridge Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Bridge Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Bridge Lender.

(d) Any Bridge Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bridge Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bridge Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Bridge Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Bridge Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Bridge Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Bridge Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Bridge Commitments have not expired or terminated. The provisions of Sections 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Bridge Loans, or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Bridge Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Bridge Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Bridge Lender, irrespective of whether or not such Bridge Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Bridge Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Bridge Lender may have. Notwithstanding anything to the contrary contained in the foregoing, until such time as all of the Indebtedness and other obligations under the Existing Credit Agreement have been paid and satisfied in full and all commitments to advance loans and extend credit thereunder have terminated, no Bridge Lender shall exercise such right of set off except with respect to an escrow account required by the terms of the Bridge Mortgage, as in effect on the date hereof, and maintained with such Bridge Lender; provided that this sentence shall not be deemed to restrict any right or remedy available to such Bridge Lender, in its capacity as a “Lender” under the Existing Credit Agreement, including, without limitation, the exercise of set off rights against other accounts of the Borrower for application to Indebtedness and other obligations under the Existing Credit Agreement.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Court of Common Pleas of the State of Ohio sitting in Cuyahoga County and of the United States District Court of the Northern District of Ohio, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Ohio State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Bridge Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement or any other Loan Document irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Bridge Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent or any Bridge Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Loan Parties or their businesses, other than any such information that is available to the Administrative Agent or any Bridge Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Bridge Loan, together with all fees, charges and other amounts which are treated as interest on such Bridge Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Bridge Lender holding such Bridge Loan in accordance with applicable law, the rate of interest payable in respect of such Bridge Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Bridge Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Bridge Lender in respect of other loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Bridge Lender.

SECTION 9.14. USA PATRIOT Act. Each Bridge Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bridge Lender to identify the Borrower in accordance with the Act.

SECTION 9.15. No Other Duties. Anything herein to the contrary notwithstanding, the Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Bridge Lender hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Bridge Loan Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HEARTLAND PAYMENT SYSTEMS, INC., a Delaware corporation

By:	/s/ Robert H.B. Baldwin, Jr.
Robert H.B. Baldwin, Jr.
President and Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and as a Bridge Lender

By:	/s/ Thomas A. Crandell
Thomas A. Crandell
Senior Vice President

HEARTLAND BANK, as a Bridge Lender

By:	/s/ David P. Minton
David P. Minton
President and CEO

Schedule 2.01

BRIDGE COMMITMENTS

LENDER	BRIDGE COMMITMENT
KEYBANK NATIONAL ASSOCIATION	$20,000,000

HEARTLAND BANK	$8,000,000

Schedule 3.06

DISCLOSED MATTERS

Parties	Attorney	Venue	Nature of claim	Status	Amount at issue	Commencement Date

Greg Noren v. Heartland Payment Systems, Inc.	Blank Rome	Superior Court of N.J. Bergen County BER-L-4528-06	Noren is seeking relief under the New Jersey whistle blower statute claiming that his termination from Borrower was done in retaliation for his alleged whistle blowing activity. In addition. Noren is seeking damages for (i) breach of contract, (ii) defamation; (iii) breach of the duty of good faith and fair dealing; (iv) harassment; (v) wrongful discharge; (vi) intentional infliction of emotional distress; (vii) fraud; (viii) negligent misrepresentation; (ix) false light; and (x) unjust enrichment.	The case was reinstated by the Appellate Court. Discovery has been extended 90 days until the end of March 2010.	Based on Noren’s pre-litigation demands, he values his compensatory damages to be approximately $1,800,000, if he is successful on his fraud claim he would be entitled to punitive damages, if he is successful on his CEPA claim he would be entitled to treble damages and attorneys’ fees.	June 16, 2006

Ryan McInerney, et al. v. Heartland Payment Systems	Gordon Rees	San Diego Superior Court	Class Action Complaint alleging HPS violated California Labor Code Section 2802 for failure to reimburse its former employees for business expenses and Labor Code Sections 221 and 224 for making improper deductions from commission payments to its Relationship Managers.	Discovery is continuing. Second round of mediation is being scheduled for April.	Undetermined	December 16, 2008

VeriFone Israel Ltd. V. HPS	Goodwin Proctor Blank Rome	USDC, New Jersey	Patent Infringement/Lanham Act	Complaint Filed	Undetermined	February 2010

Dean Cantrell v. HPS	Post & Schell	EEOC New Jersey	Claim of Sexual Harassment	Filed Response to Charge on February 8th .	Undetermined	January 2010

Patricia Mucker v. HPS	Wyatt Tarrant & Combs	EEOC Louisville, Kentucky	Claim of violation of the ADA and ADEA	Mediation scheduled for March 18th.	Undetermined	January 2010

In re Heartland Payment Systems, Inc. Computer Intrusion Litigation	Ropes & Gray	U.S.D.C. Southern District of Texas (All Actions Consolidated)	National - Consumer	FCRA disposal rule (intentional + negligent); Negligence; Breach of contract; Violation of State Breach Notification Laws HPS has negotiated non-binding memorandum of understanding with plaintiffs, which would provide for a settlement fund of $1 million to $2.4 million, notice costs of approximately $1.5 million, dispute resolution costs of approximately$200,000, claims administration costs of approximately $300,000 and attorneys fees of approximately 20% of the aggregate value of the settlement.

In re Heartland Payment Systems, Inc. Computer Intrusion Litigation	Ropes & Gray	U.S.D.C. Southern District of Texas	Financial Institution Class Action Negligence Breach of Contract (3PB) Breach of Implied Contract Negligence Per Se Negligent Misrepresentation	Actions consolidated in Southern District of Texas	Undetermined	2009

Omni American Bank v. HPS	Ropes& Gray	U.S.D.C. Southern District of Texas	Negligence Breach of Contract Breach Implied Contract Negligent misrepresentation intentional misrepresentation Subrogation	Complaint just filed	Undetermined	February 9, 2010

SM Corporation dba Mike Shannon’s Steak and Seafood v. HPS/HPS v. SMC	Nicol, Davis; Ropes & Gray; Armstrong Teasdale	Missouri Superior Court; New Jersey Superior Court	Merchant Class Action Violation of Missouri Consumer Protection Act; Related Action pending in New Jersey court against SM Corporation for breach of contract.	Settlement Agreements being finalized	Undetermined	April 2009

Miele v. Carr	Goodwin Proctor	U.S.D.C. District of New Jersey	Shareholder Derivative	Complaint filed. In the process of moving to dismiss.	September 11, 2009
Prosperity Bank of Sugarland, TX, Trustco Bank of Glenville, NY, Community Bank of Carmichaels, PA, Abbey Credit Union of Vandalia, OH, Equity Bank, N.A. of Wichita, KS, First Community Bank of Mobile, AL, Peoples Bank of Lebanon, KY, Marine Credit Union of Fond du Lac, WI, Algonquin State Bank of Algonquin, IL, Mountain West Bank of Helena, MT, American Federal Bank of Fargo, ND, State Bank of Kimball of Kimball, MN, First National Bank in Mahnomen of Mahnomen, MN, Bank of Commerce of Stilwell, OK, Bank of Winnfield of Winnfield, LA, United Commercial Bank of San Francisco, CA, First State Bank of Britt, IA, Melvin Savings Bank of Sibley, IA, Copiah Bank of Hazlehurst, MS, Colonial American Casualty & Surety Company of Chicago, IL (on behalf of Prudential Savings Bank of Philadelphia, PA), Monarch Bank of Chesapeake, VA, OSU Federal Credit Union of Corvallis, OR, Standard Register Federal Credit Union of Dayton, OH, City National Bank of Los Angeles, CA, Partners Federal Credit Union of Lake Buena Vista, FL, Pershing LLC of Jersey City, NJ, and Alliance Bank of Syracuse, NY, The Bank of Edwardsville, Wisconsin Bancshares, Valley Credit Union of Chippewa Falls, Wisconsin, Mauch Chunk Trust, Natcom Bancshares, Inc. and S.Y. Bancorp	Ropes&Gray		Threatened claims based on alleged injuries relating to the 2008 data intrusion.

Visa Inc.	Ropes & Gray	Potential liability with respect to the fines, penalties, and assessments that Visa, Inc. purported to or has threatened to impose on the Company’s sponsoring banks by virtue of the Processing System Intrusion in its letters dated March 26 and March 27, 2009.

MasterCard Worldwide	Ropes & Gray	Potential liability with respect to fines and penalties that MasterCard has threatened to impose as stated in their March 18, April 16, and July 15, 2009 letters and compliance claims filed by card issuers pursuant to the Global Security Notice issued by MasterCard Worldwide dated March 18, 2009 and with respect to requests for reimbursement filed by card issuers pursuant to the Global Security Alert issued by MasterCard Worldwide dated March 19, 2009.

Heartland Bank	Ropes & Gray	Potential liability with respect to a demand for indemnification in a letter dated March 17, 2009.

Key Bank	Ropes & Gray	Potential liability with respect to a reservation of rights under HPS’s agreement with Key as set forth in a letter dated April 15, 2009.

Discover	Ropes & Gray	Potential liability with respect to a demand for indemnification in a letter dated March 16, 2009.

Schedule 6.01

EXISTING INDEBTEDNESS

1.	Indebtedness under the Amended and Restated Credit Agreement dated as of May 30, 2008, as amended by Amendment No. 1, dated as of August 3, 2009, as further amended by Amendment No. 2, dated as of February 18, 2010, as further amended from time to time, by and among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and Issuing Bank, as amended.

Schedule 6.02

EXISTING LIENS

1.	Liens under the Amended and Restated Credit Agreement dated as of May 30, 2008, as amended by Amendment No. 1, dated as of August 3, 2009, as further amended by Amendment No. 2, dated as of February 18, 2010, as further amended from time to time, by and among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and Issuing Bank, as amended.

2.	Lien on certain office equipment of Heartland Payment Systems in favor of Vencore Solutions LLC, purportedly perfected by the filing of UCC # 1641164 with the Delaware Secretary of State on May 12, 2008, as amended by the filing of UCC # 0778719 with the Delaware Secretary of State on March 11, 2009.

3.	Lien on certain office equipment of Heartland Payment Systems in favor of Vencore Solutions LLC, purportedly perfected by the filing of UCC # 2132056 with the Delaware Secretary of State on June 20, 2008, as amended by the filing of UCC # 0778644 with the Delaware Secretary of State on March 11, 2009.

4.	Lien on certain office equipment of Heartland Payment Systems in favor of Vencore Solutions LLC, purportedly perfected by the filing of UCC # 2637567 with the Delaware Secretary of State on August 1, 2008, as amended by the filing of UCC # 0778511 with the Delaware Secretary of State on March 11, 2009.

5.	Lien on certain office equipment of Heartland Payment Systems in favor of Vencore Solutions LLC, purportedly perfected by the filing of UCC # 2832739 with the Delaware Secretary of State on August 19, 2008, as amended by the filing of UCC # 0778388 with the Delaware Secretary of State on March 11, 2009.

6.	Lien on certain office equipment of Heartland Payment Systems in favor of Forsythe/McArthur Associates, Inc., purportedly perfected by the filing of UCC # 1468493 with the Delaware Secretary of State on April 24, 2008.

7.	Lien on certain copy machines of The Heartland Payroll Company, L.L.C. in favor of American Financial Resources, purportedly perfected by the filing of UCC # OH00099938751 with the Ohio Secretary of State on March 21, 2006.

8.	Lien on certain copy machines of The Heartland Payroll Company, L.L.C. in favor of American Financial Resources, purportedly perfected by the filing of UCC # OH00123869321 with the Ohio Secretary of State on February 14, 2008.

Schedule 6.08

EXISTING RESTRICTIONS

NONE.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bridge Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bridge Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor

2.	Assignee:
[and is an Affiliate/Approved Fund of (identify Bridge Lender]1]

3.	Borrower(s):

4.	Administrative Agent:	, as the administrative agent under the Credit Agreement

[1]	Select as applicable.

Exhibit A-1

5.	Credit Agreement:	The Bridge Loan Agreement dated as of February 18, 2010, among Heartland Payment Systems, Inc., the Bridge Lenders parties thereto, KeyBank National Association, as Administrative Agent.

6.

Aggregate Amount of Bridge Commitment/Loan for all Bridge Lenders	Amount of Bridge Commitment/Loan Assigned	Percentage Assigned of Bridge Commitment/Loan[2]

$	$	%

$	$	%

$	$	%

Effective Date:                      , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Bridge Commitment/Loan of all Bridge Lenders thereunder.

Exhibit A-2

Consented to and Accepted:

KEYBANK NATIONAL ASSOCIATION as Administrative Agent

By:
Title:

Exhibit A-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, the Guaranties, or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, including the Guarantors or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates, the Guarantors, or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bridge Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bridge Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bridge Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bridge Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bridge Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including pursuant to Section 9.04(b)(ii) thereof), duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bridge Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bridge Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Annex 1-1

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1-2

EXHIBIT B

OPINION OF COUNSEL FOR THE BORROWER

EXHIBIT C

FORM OF GUARANTY

Exhibit C-1

[FORM OF]

GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of             ,     , 2010, made by                      a [state] limited liability company (the “Guarantor”), in favor of the Guarantied Parties referred to and defined below,

WITNESSETH:

WHEREAS,                     , an [State] limited liability company (the “Borrower”), the Bridge Lenders defined in the Loan Agreement described below and KeyBank National Association, as the Administrative Agent for the Bridge Lenders (in such capacity, the “Administrative Agent”) have entered into a Bridge Loan Agreement of even date herewith (said Bridge Loan Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, being referred to herein as the “Loan Agreement”); and

WHEREAS, the Borrower and the Guarantor are members of the same consolidated group of companies and are engaged in operations which require financing on a basis in which credit can be made available from time to time to the Borrower and the Guarantor, and the Guarantor will derive direct and indirect economic benefit from the Bridge Loans (as this and other capitalized terms used in this Guaranty and not otherwise defined herein are defined in the Loan Agreement) under the Loan Agreement; and

WHEREAS, it is a condition precedent to the effectiveness of the Loan Agreement and the obligation of the Bridge Lenders to make the Bridge Loans under the Loan Agreement that the Guarantor shall have executed and delivered this Guaranty; and

WHEREAS, the Bridge Lenders, the Administrative Agent and their respective successors and assigns are herein referred to as the “Guarantied Parties”;

NOW, THEREFORE, in consideration of the premises and to induce the Guarantied Parties to (i) enter into the Loan Agreement and (ii) make the Bridge Loans, the Guarantor hereby agrees as follows:

SECTION l. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, of, and the performance of, (a) the Obligations, whether now or hereafter existing and whether for principal, interest, fees, expenses or otherwise, (b) any and all reasonable out-of-pocket expenses (including, without limitation, reasonable expenses and reasonable counsel fees and expenses of the Administrative Agent and the Bridge Lenders) incurred by any of the Guarantied Parties in enforcing any rights under this Guaranty and (c) all present and future amounts that would become due but for the operation of any provision of the United States Bankruptcy Code or other bankruptcy, insolvency, reorganization or similar laws of the United States or other applicable jurisdiction (“Debtor Relief Laws”), and all present and future accrued and unpaid interest, including, without limitation, all post-petition interest if the Borrower or any of the “Guarantors” (as such term is defined in the Loan Agreement) voluntarily

Exhibit C-2

or involuntarily becomes subject to any Debtor Relief Laws (the items set forth in clauses (a), (b) and (c) immediately above being herein referred to as the “Guarantied Obligations”). This Guaranty is an absolute guaranty of payment and performance and not a guaranty of collection, meaning that it is not necessary for the Guarantied Parties, in order to enforce payment by the Guarantor, first or contemporaneously to accelerate payment of any of the Guarantied Obligations, to institute suit or exhaust any rights against the Borrower, the Guarantor, any of the Guarantors excluding the Guarantor described herein (the “Other Guarantors” and each individually, an “Other Guarantor”), or any other Person, or to enforce any rights against any collateral. Notwithstanding anything herein or in any other Loan Document to the contrary, in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantor under this Section 1 would otherwise, taking into account the provisions of Section 11 hereof, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 1, then the amount of such liability shall, without any further action by the Guarantor, any Bridge Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 2. Guaranty Absolute. The Guarantor guaranties that the Guarantied Obligations will be paid strictly in accordance with the terms of the Loan Agreement and the other Loan Documents, without set-off or counterclaim, and regardless of any Applicable Law (as defined below) now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. As used herein, “Applicable Law” means, as to any Person, any law, statute, rule, treaty, regulation or determination of an arbitrator, court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties may be bound or affected. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of any provision of any other Loan Document or any other agreement or instrument relating to any Loan Document, or avoidance or subordination of any of the Guarantied Obligations;

(b) any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Guarantied Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, the Loan Agreement or any of the other Loan Documents;

(c) any exchange, release or non-perfection of any Lien on any collateral for, or any release of any of the Other Guarantors or the Borrower or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Guarantied Obligations;

(d) the absence of any attempt to collect any of the Guarantied Obligations from the Borrower, any of the Other Guarantors or from any other Person or any other action to enforce the same or the election of any remedy by any of the Guarantied Parties;

Exhibit C-3

(e) any waiver, consent, extension, forbearance or granting of any indulgence by any of the Guarantied Parties with respect to any provision of any other Loan Document;

(f) the election by any of the Guarantied Parties in any proceeding under any Debtor Relief Law;

(g) any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under any Debtor Relief Law; or

(h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Borrower or any of the Other Guarantors other than payment and performance in full of the Guarantied Obligations.

SECTION 3: Waiver.

(a) The Guarantor hereby (i) waives (A) promptness, diligence, notice of acceptance and any and all other notices, including, without limitation, notice of intent to accelerate and notice of acceleration, with respect to any of the Guarantied Obligations or this Guaranty, (B) any requirement that any of the Guarantied Parties protect, secure, perfect or insure any security interest in or any Lien on any property or exhaust any right or take any action against the Borrower or any other Person or any collateral, (C) the filing of any claim with a court in the event of receivership or bankruptcy of the Borrower or any other Person, (D) protest or notice with respect to nonpayment of all or any of the Guarantied Obligations, (E) the benefit of any statute of limitation, (F) all demands whatsoever (and any requirement that demand be made on the Borrower or any other Person as a condition precedent to the Guarantor’s obligations hereunder), (G) all rights by which the Guarantor might be entitled to require suit on an accrued right of action in respect of any of the Guarantied Obligations or require suit against the Borrower or any of the Other Guarantors or Person, (H) any defense based upon an election of remedies by any Guarantied Party, or (I) notice of any events or circumstances set forth in clauses (a) through (h) of Section 2 hereof; and (ii) covenants and agrees that, except as otherwise agreed by the parties, this Guaranty will not be discharged except by complete payment and performance of the Guarantied Obligations and any other obligations of the Guarantor contained herein.

(b) If, in the exercise of any of its rights and remedies, any of the Guarantied Parties shall forfeit any of its rights or remedies, including, without limitation, its right to enter a deficiency judgment against the Borrower or any other Person, whether because of any Applicable Law pertaining to “election of remedies” or the like, the Guarantor hereby consents to such action by such Guarantied Party and waives any claim based upon such action. Any election of remedies which results in the denial or impairment of the right of such Guarantied Party to seek a deficiency judgment against the Borrower shall not impair the obligation of the Guarantor to pay the full amount of the Guarantied Obligations or any other obligation of the Guarantor contained herein.

(c) In the event any of the Guarantied Parties shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or under any of the Loan Documents, to the extent not prohibited by Applicable Law, such Guarantied Party may bid all or less than the amount of the Guarantied Obligations and the amount of such bid, if successful, need not be paid by such Guarantied Party but shall be credited against the Guarantied Obligations.

Exhibit C-4

(d) The Guarantor agrees that notwithstanding the foregoing and without limiting the generality of the foregoing if, after the occurrence and during the continuance of an Event of Default, the Guarantied Parties are prevented by Applicable Law from exercising their respective rights to accelerate the maturity of the Guarantied Obligations, to collect interest on the Guarantied Obligations, or to enforce or exercise any other right or remedy with respect to the Guarantied Obligations, or the Administrative Agent is prevented from taking any action to realize on any collateral, the Guarantor agrees to pay to the Administrative Agent for the account of the Guarantied Parties, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Guarantied Parties.

(e) The Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and of each of the Other Guarantors, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations or any part thereof, that diligent inquiry would reveal. The Guarantor hereby agrees that the Guarantied Parties shall have no duty to advise the Guarantor of information known to any of the Guarantied Parties regarding such condition or any such circumstance. In the event that any of the Guarantied Parties in its sole discretion undertakes at any time or from time to time to provide any such information to the Guarantor, such Guarantied Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which, pursuant to accepted or reasonable banking or commercial finance practices, such Guarantied Party wishes to maintain as confidential, or (iii) to make any other or future disclosures of such information or any other information to the Guarantor.

(f) The Guarantor consents and agrees that the Guarantied Parties shall be under no obligation to marshal any assets in favor of the Guarantor or otherwise in connection with obtaining payment of any or all of the Guarantied Obligations from any Person or source.

SECTION 4. Representations and Warranties. The Guarantor hereby represents and warrants to the Guarantied Parties that: (a) this Guaranty (i) has been authorized by all necessary action; (ii) does not violate any agreement, instrument, law, regulation or order applicable to the Guarantor; (iii) does not require the consent or approval of any person or entity, including but not limited to any Governmental Authority, or any filing or registration of any kind; and (iv) is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that enforcement may be limited by any Debtor Relief Laws; and (b) in executing and delivering this Guaranty, the Guarantor has (i) without reliance on any Guarantied Party or any information received from any Guarantied Party and based upon such documents and information it deems appropriate, made an independent investigation of the transactions contemplated hereby and the Borrower, the Borrower’s business, assets, operations, prospects and condition, financial or otherwise, and any circumstances which may bear upon such transactions, the Borrower or the obligations and risks undertaken herein with respect to the Guarantied Obligations; (ii) adequate means to obtain from the Borrower on a continuing basis information concerning the Borrower; (iii) has full and

Exhibit C-5

complete access to the Loan Documents and any other documents executed in connection with the Loan Documents; and (iv) not relied and will not rely upon any representations or warranties of any Guarantied Party not embodied herein or any acts heretofore or hereafter taken by any Guarantied Party (including but not limited to any review by any Guarantied Party of the affairs of the Borrower).

SECTION 5. Intentionally Omitted.

SECTION 6. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor herefrom shall in any event be effective unless the same shall be in writing, approved by the Required Lenders (or by all the Bridge Lenders where the approval of each Bridge Lender is required under the Loan Agreement) and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7. Addresses for Notices. All notices and other communications provided for hereunder shall be effectuated in the manner provided for in Section 9.01 of the Loan Agreement, provided that if a notice or communication hereunder is sent to the Guarantor, said notice shall be addressed to the Guarantor, in care of the Borrower.

SECTION 8. No Waiver: Remedies.

(a) No failure on the part of any Guarantied Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law or any of the other Loan Documents.

(b) No waiver by the Guarantied Parties of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by any of the Guarantied Parties permitted hereunder shall in any way affect or impair any of the rights of the Guarantied Parties or the obligations of the Guarantor under this Guaranty or under any of the other Loan Documents, except as specifically set forth in any such waiver. Any determination by a court of competent jurisdiction of the amount of any principal and/or interest or other amount constituting any of the Guarantied Obligations shall be conclusive and binding on the Guarantor irrespective of whether the Guarantor was a party to the suit or action in which such determination was made.

SECTION 9. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default under the Loan Agreement, each of the Guarantied Parties is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set-off and apply any and all deposits (general or special (except trust and escrow accounts), time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Guarantied Party to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not such Guarantied Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured; provided, however, such

Exhibit C-6

Guarantied Party shall promptly notify the Guarantor and the Borrower after such set-off and the application made by such Guarantied Party. The rights of each Guarantied Party under this Section 9 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Guarantied Party may have.

SECTION 10. Continuing Guaranty. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until the Guarantied Obligations have been paid and performed in full, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Guarantied Parties and their respective successors, transferees, and permitted assigns. Without limiting the generality of the foregoing clause (iii), each of the Guarantied Parties may assign or otherwise transfer any promissory note held by it or the Guarantied Obligations owed to it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Guarantied Party herein or otherwise with respect to such of the promissory notes and the Guarantied Obligations so transferred or assigned, subject, however, to compliance with the provisions of Section 9.04 of the Loan Agreement in respect of assignments. The Guarantor may not assign any of its obligations under this Guaranty without first obtaining the written consent of the Bridge Lenders as set forth in the Loan Agreement.

SECTION 11. Reimbursement. To the extent that the Guarantor shall be required to repay a portion of the Bridge Loans which shall exceed the greater of (a) the amount of such Bridge Loans actually received by the Guarantor and (b) the amount which the Guarantor would otherwise have paid if the Guarantor had repaid the aggregate amount of such Bridge Loans (excluding the amount thereof repaid by the Borrower) in the same proportion as the Guarantor’s net worth immediately after the date hereof bears to the aggregate net worth of all of the Guarantors (calculated for the Guarantor as of the date hereof and each of the Other Guarantors based on such Other Guarantor’s net worth immediately after the later of the Effective Date or the date such Other Guarantor becomes a party to a Guaranty (as defined in the Loan Agreement)), then the Guarantor shall be reimbursed by the Other Guarantors for the amount of such excess, pro rata, based on their respective net worth immediately after the later of the Effective Date or the date such Other Guarantor becomes a party to a Guaranty (as defined in the Loan Agreement), as applicable. This Section 11 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 11 is intended to or shall impair the obligations of the Guarantor to pay to the Guarantied Parties the Guarantied Obligations as and when the same shall become due and payable in accordance with the terms hereof.

SECTION 12. Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any of the Guarantors or the Borrower for liquidation or reorganization, should any of the Guarantors or the Borrower become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any of the Guarantors’ or the Borrower’s assets, and shall, to the fullest extent permitted by Applicable Law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligees of the Obligations or such part thereof, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored

Exhibit C-7

or returned, the Guarantied Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 13. GOVERNING LAW AND WAIVER OF JURY TRIAL. THIS GUARANTY SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE GUARANTOR CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF CLEVELAND, OHIO. SERVICE OF PROCESS BY THE ADMINISTRATIVE AGENT OR ANY BRIDGE LENDER IN CONNECTION WITH ANY SUCH DISPUTE SHALL BE BINDING ON THE GUARANTOR IF SENT TO THE GUARANTOR BY REGISTERED MAIL AT THE ADDRESS SPECIFIED IN SECTION 7, ABOVE, OR AS OTHERWISE SPECIFIED BY THE GUARANTOR FROM TIME TO TIME. THE GUARANTOR WAIVES ANY RIGHT THE GUARANTOR MAY HAVE TO JURY TRIAL IN ANY ACTION RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FURTHER WAIVES ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY SUCH ACTION. TO THE EXTENT THAT THE GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), THE GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

SECTION 14. Section Titles. The Section titles contained in this Guaranty are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Guaranty.

SECTION 15. Execution in Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same Guaranty.

SECTION 16. Miscellaneous. All references herein to the Borrower or to the Guarantor shall include their respective successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession of or for the Borrower or the Guarantor. All references to the singular shall be deemed to include the plural where the context so requires.

SECTION 17. Subrogation and Subordination.

(a) Subrogation. Notwithstanding any reference to subrogation contained herein to the contrary, until the Guarantied Obligations have been paid and performed in full, the Guarantor hereby irrevocably waives any claim or other rights which it may have or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate

Exhibit C-8

in any claim or remedy of any Guarantied Party against the Borrower or any collateral which any Guarantied Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statutes or common law, including without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to the Guarantor in violation of the preceding sentence and the Guarantied Obligations shall not have been paid in full, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for the benefit of, the Guarantied Parties, and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Loan Agreement. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Agreement and that the waiver set forth in this Section 17(a) is knowingly made in contemplation of such benefits.

(b) Subordination. All debt and other liabilities of the Borrower to the Guarantor (“Borrower Debt”) are expressly subordinate and junior to the Guarantied Obligations and any instruments evidencing the Borrower Debt to the extent provided below.

(i) Until the Guarantied Obligations have been paid and performed in full, the Guarantor agrees that it will not request, demand, accept, or receive (by set-off or other manner) any payment amount, credit or reduction of all or any part of the amounts owing under the Borrower Debt or any security therefor, except as specifically allowed pursuant to clause (ii) below;

(ii) Notwithstanding the provisions of clause (i) above, the Borrower may pay to the Guarantor and the Guarantor may receive and retain from the Borrower payments on the Borrower Debt, provided that the Borrower’s right to pay and the Guarantor’s right to receive any such amount shall automatically and be immediately suspended and cease (A) upon the occurrence and during the continuance of an Event of Default or (B) if, after taking into account the effect of such payment, a Default would occur and be continuing. The Guarantor’s right to receive amounts under this clause (ii) (including any amounts which theretofore may have been suspended) shall automatically be reinstated in such time as the Event of Default which was the basis of such suspension has been cured or waived (provided that no subsequent Event of Default has occurred) or such earlier date, if any, and the Administrative Agent gives notice to the Guarantor of reinstatement by the Required Lenders, in the Required Lenders’ sole discretion;

(iii) If the Guarantor receives any payment on the Borrower Debt in violation of this Guaranty, the Guarantor will hold such payment in trust for the Guarantied Parties and will immediately deliver such payment to the Administrative Agent; and

(iv) In the event of the commencement or joinder of any suit, action or proceeding of any type (judicial or otherwise) or proceeding under any Debtor Relief Law (an “Insolvency Proceeding”) and subject to court orders issued pursuant to the United States Bankruptcy Code, the Guarantied Obligations shall first be paid, discharged and performed in full before any payment or performance is made upon the Borrower Debt notwithstanding any other provisions which may be made in such Insolvency Proceeding. In the event of any

Exhibit C-9

Insolvency Proceeding, the Guarantor will at any time prior to the indefeasible payment in full of the Guarantied Obligations (A) file, at the request of any Guarantied Party, any claim, proof of claim or similar instrument necessary to enforce the Borrower’s obligation to pay the Borrower Debt, and (B) hold in trust for and pay to the Guarantied Parties any and all monies, obligations, property, stock dividends or other assets received in any such proceeding on account of the Borrower Debt in order that the Guarantied Parties may apply such monies or the cash proceeds of such other assets to the Obligations.

SECTION 18. Guarantor Insolvency. Should the Guarantor voluntarily seek, consent to, or acquiesce in the benefits of any Debtor Relief Law or become a party to or be made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights of any Guarantied Party granted hereunder, then, the obligations of the Guarantor under this Guaranty shall be, as between the Guarantor and such Guarantied Party, a fully-matured, due, and payable obligation of the Guarantor to such Guarantied Party (without regard to whether the Borrower is then in default under the Loan Agreement or whether any part of the Guarantied Obligations is then due and owing by the Borrower to such Guarantied Party), payable in full by the Guarantor to such Guarantied Party upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.

SECTION 19. Rate Provision. It is not the intention of any Guarantied Party to make an agreement violative of the laws of any applicable jurisdiction relating to usury. Regardless of any provision in this Guaranty, no Guarantied Party shall ever be entitled to contract, charge, receive, collect or apply, as interest on the Guarantied Obligations, any amount in excess of the maximum non-usurious amount and the maximum non-usurious rate of interest which, under all Applicable Law, the Administrative Agent and the Bridge Lenders are permitted to contract for, charge, take, reserve, or receive on the Obligations (the “Maximum Rate”). In no event shall the Guarantor be obligated to pay any amount in excess of the Maximum Rate. If from any circumstance the Administrative Agent or any Guarantied Party shall ever receive, collect or apply anything of value deemed interest in excess of the Maximum Rate under Applicable Law, an amount equal to such excess shall be applied to the reduction of the principal amount of outstanding Bridge Loans, and any remainder shall be promptly refunded to the payor. In determining whether or not interest paid or payable with respect to the Guarantied Obligations, under any specified contingency, exceeds the Maximum Rate, the Guarantor and the Guarantied Parties shall, to the maximum extent permitted by Applicable Law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such Obligations so that the interest paid on account of such Guarantied Obligations does not exceed the Maximum Rate and/or (c) allocate interest between portions of such Guarantied Obligations; provided that if the Guarantied Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, the Guarantied Parties shall refund to the payor the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, no Guarantied Party shall be subject to any penalties provided by any laws for contracting for, charging or receiving interest in excess of the Maximum Rate.

Exhibit C-10

SECTION 20. Severability. Any provision of this Guaranty which is for any reason prohibited or found or held invalid or unenforceable by any court or governmental agency shall be ineffective to the extent of such prohibition or invalidity or unenforceability, without invalidating the remaining provisions hereof in such jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 21. ENTIRE AGREEMENT. THIS GUARANTY ALONE SETS FORTH THE ENTIRE UNDERSTANDING OF THE GUARANTOR AND THE GUARANTIED PARTIES RELATING TO THE GUARANTEED OBLIGATIONS AND CONSTITUTES THE ENTIRE CONTRACT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY SHALL BECOME EFFECTIVE WHEN IT SHALL HAVE BEEN EXECUTED AND DELIVERED BY THE GUARANTOR TO THE ADMINISTRATIVE AGENT. DELIVERY OF AN EXECUTED SIGNATURE PAGE OF THIS GUARANTY BY TELECOPY SHALL BE EFFECTIVE AS DELIVERY OF A MANUALLY EXECUTED SIGNATURE PAGE OF THIS GUARANTY.

SECTION 22. Conflicts. If in the event of a conflict between the terms and conditions of this Guaranty and the terms and conditions of the Loan Agreement, the terms and conditions of the Loan Agreement shall control.

SECTION 23. Taxes. Any and all payments by or on account of any obligation of the Guarantor under this Guaranty or any other Loan Document to the Administrative Agent or any Guarantied Party shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent and such Guarantied Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions, (iii) the Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law, (iv) the Guarantor shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law and (v) as soon as practicable after the date of such payment, the Guarantor shall deliver to the Administrative Agent (which shall forward the same to such Guarantied Party) the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, the references to the “Borrower” in Sections 2.16(e) and 2.16(f) of the Loan Agreement shall include the Guarantor.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

Exhibit C-11

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer on the date first above written.

[GUARANTOR]

By:

Name:

Title:

Exhibit C-12

EXHIBIT D

FORM OF BORROWING REQUEST

KEYBANK NATIONAL ASSOCIATION

as Administrative Agent under the Bridge Loan Agreement referred to below

                    , 20

Attention:

Re:	Heartland Payment Systems, Inc. (the “Borrower”)

Reference is made to the Bridge Loan Agreement, to be dated as of                 , 20    (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Bridge Loan Agreement”), among the Borrower, the Bridge Lenders party thereto, and KeyBank National Association, as Administrative Agent for the Bridge Lenders, Sole Bookruner and Sole Lead Arranger. Capitalized terms used herein without definition are used as defined in the Bridge Loan Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.03 of the Bridge Loan Agreement of its request of a Borrowing (the “Proposed Borrowing”) under the Bridge Loan Agreement and, in that connection, sets forth the following information:

1.	The date of the Proposed Borrowing is , 20 (the “Funding Date”).

2.	The aggregate principal amount of requested Borrowing is $ .

3.	The Proposed Borrowing should be transferred via wire transfer to the following account: ABA No.: / Routing No.: , which is located at KeyBank National Association in Cleveland, Ohio.

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Request to be duly executed by its respective authorized officers as of the day and year first above written.

HEARTLAND PAYMENT SYSTEMS, INC., a Delaware corporation

By:
Name:
Title:

Exhibit D-1

EXHIBIT E

[RESERVED]

Exhibit E-1

EXHIBIT F

FORM OF PROMISSORY NOTE

$ .	, 20

FOR VALUE RECEIVED, the undersigned,                     ., a                      corporation, promises to pay to the order of                      (the “Bridge Lender”), the principal sum of              Dollars ($            .    ), in immediately available funds at the main office of KeyBank National Association, 127 Public Square, Cleveland, Ohio, as Administrative Agent (or at such other address as such Administrative Agent or its successor may from time to time designate in writing to the undersigned), together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Loan Agreement (defined below). Subject to the provisions of Articles 2 and 7 of the Loan Agreement, the undersigned shall pay the principal of, and accrued and unpaid interest on, the Bridge Loan made by the Bridge Lender evidenced in full on the Maturity Date.

The Bridge Lender is hereby authorized to record on the schedule attached hereto, or to otherwise record in accordance with its usual practice (including, without limitation in the Bridge Lender’s electronic data processing system), the date and amount of the Bridge Loan made by the Bridge Lender evidenced hereby and the date and amount of each principal payment hereunder.

This Note is issued pursuant to, and is entitled to the benefits of, the Bridge Loan Agreement of even date herewith (which, as it may be amended or modified and in effect from time to time, is herein called the “Loan Agreement”), among the undersigned, as borrower, the lenders party thereto, including the Bridge Lender, and KeyBank National Association, as Administrative Agent, to which Loan Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Loan Agreement.

[ ]

By:

Name:

Title:

Exhibit F-1

SCHEDULE OF LOAN AND PAYMENTS OF PRINCIPAL

TO NOTE OF

[                    ] TO [                    ]

DATED                     ,     , 20

Date	Principal Amount of Loan	Principal Amount Paid	Unpaid Balance

Exhibit F-2

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

[Date]

KeyBank National Association, as Administrative Agent

127 Public Square

Cleveland, Ohio 44114,

Attention of

Ladies and Gentlemen:

The undersigned refers to the Bridge Loan Agreement, dated as of February [    ], 2010 (as amended, restated, amended and restated, modified or supplemented from time to time, the “Bridge Loan Agreement”; the capitalized terms defined therein being used herein and on the attached Schedule I as therein defined), among Heartland Payment Systems, Inc. (“Borrower”), the Bridge Lenders party thereto, and you, as Administrative Agent for the Bridge Lenders, Sole Bookrunner and Sole Lead Arranger. This certificate is furnished pursuant to Section 5.01(c) of the Bridge Loan Agreement.

The undersigned Financial Officer hereby certifies as of the date hereof that he/she is the                                         of the Borrower and that, as such, he/she is authorized to execute and deliver this certificate to Administrative Agent on the behalf of Borrower, and that:

[Use following clause (a) for fiscal year-end financial statements]

(a) The Borrower has delivered to the Administrative Agent and each Bridge Lender the year-end audited financial statements required by Section 5.01(a) of the Bridge Loan Agreement (the “Financial Statements”) for the fiscal year of the Borrower and its Subsidiaries ended as [                        ] (the “Reporting Date”), together with the report and opinion of an independent certified public accountant required by such section.

[Use following clause (a) for fiscal quarter-end financial statements]

(a) The Borrower has delivered to the Administrative Agent and each Bridge Lender the unaudited financial statements required by Section 5.01(b) of the Bridge Loan Agreement (the “Financial Statements”) for the fiscal quarter of the Borrower and its Subsidiaries ended as [                        ] (the “Reporting Date”). Such Financial Statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

(b) The undersigned has reviewed and is familiar with the terms of the Bridge Loan Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

(c) The Financial Statements are accurate and complete and satisfy the requirements of the Bridge Loan Agreement.

Exhibit G-1

(d) A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and its Subsidiaries performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower and its Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

(e) Attached hereto as Schedule I is a schedule of calculations showing Borrower’s compliance as of the Reporting Date with the requirements of Sections 6.09 and 6.10 of the Bridge Loan Agreement. The financial covenant analyses and information set forth on Schedule I is true and accurate on and as of the date of this Certificate.

(f) No change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 of the Bridge Loan Agreement *[, except [specify any such change and the effect on the Financial Statements]].

IN WITNESS WHEREOF, this instrument is executed as of                     , 20    .

HEARTLAND PAYMENT SYSTEMS, INC.

By:
Name:
Title:

Exhibit G-2

Schedule I

1.	Section 6.09(a) of the Bridge Loan Agreement. Total Leverage Ratio.

(a)	Funded Debt of Borrower and its Subsidiaries as of the Reporting Date:

$                        (as calculated under item 5(h) below)

(b)	EBITDA of Borrower and its Subsidiaries for the period of the four consecutive fiscal quarters ended on the Reporting Date:

$                    (as calculated under item 4(d) below)

(c)	the quotient of item 1(a) divided by item 1(b):

Borrower will not permit the Total Leverage Ratio (as calculated under item 1(c) above) as at the Reporting Date to be greater than 2.5 to 1.00.

Compliance:             yes             no

2.	Section 6.09(b) of the Bridge Loan Agreement. Senior Leverage Ratio.

(a)	Funded Debt of Borrower and its Subsidiaries as of the Reporting Date:

$                    (as calculated under item 5(h) below)

(b)	Subordinated Indebtedness of Borrower and its Subsidiaries as of the Reporting Date:

$

(c)	EBITDA of Borrower and its Subsidiaries for the period of the four consecutive fiscal quarters ended on the Reporting Date:

$            (as calculated under item 4(d) below)

(d)	the sum of item 2(a) minus item 2(b): $

(e)	the quotient of item 2(d) divided by item 2(c):

Borrower will not permit the Senior Leverage Ratio (as calculated under item 2(e) above) as at the Reporting Date to be greater than 2.25 to 1.00.

Compliance:             yes             no

3.	Section 6.10 of the Credit Agreement. Fixed Charge Coverage Ratio.

(a)(i)	EBITDA of Borrower and its Subsidiaries for the period of the four consecutive fiscal quarters ended on the Reporting Date: $ (as calculated under item 4(d) below)

(a)(ii)	all Customer Acquisition Costs of Borrower and its Subsidiaries during the period of the four consecutive fiscal quarters ended on the Reporting Date:

$

Exhibit G-3

(a)(iii)	all Capital Expenditures (excluding Capital Expenditures with respect to the Service Center) of Borrower and its Subsidiaries during the period of the four consecutive fiscal quarters ended on the Reporting Date:

$

(a)(iv)	all Dividends paid by the Borrower for the period of the four consecutive fiscal quarters ended on the Reporting Date:

$

(a)(v)	the net amount paid by Borrower with respect to any repurchases of its Equity Interests (excluding Permitted Repurchases) for the period of the four consecutive fiscal quarters ended on the Reporting Date:

(a)(vi)	the sum of item 3(a)(i) minus item 3(a)(ii) minus item 3(a)(iii) minus item 3(a)(iv) minus item 3(a)(v):

$

(b)(i)	without duplication, all cash Interest Expense of Borrower and its Subsidiaries for the period of the four consecutive fiscal quarters ended on the Reporting Date:

$

(b)(ii)	without duplication, all scheduled principal payments in respect of any Indebtedness (excluding any amounts owed by the Borrower or its Subsidiaries to sponsoring banks for advances of Interchange Fees to merchants in the ordinary course of business) for the period of the four consecutive fiscal quarters immediately after the Reporting Date:

$

(b)(iii)	without duplication, all payments in respect of Taxes of the Borrower or its Subsidiaries for the period of the four consecutive fiscal quarters immediately after the Reporting Date:

(b)(iv)	the sum of item 3(b)(i) plus item 3(b)(ii) plus item 3(b)(iii):

$

(c)	the quotient of item 3(a)(vi) divided by item 3(b)(iv):

Borrower will not permit the Fixed Charge Coverage Ratio (as calculated under item 3(c) above) as at the Reporting Date to be less than 1.35 to 1.00.

Compliance:             yes             no

4.	EBITDA of Borrower and its Subsidiaries for period of the four consecutive fiscal quarters most recently ended.

(a)	Net Income of Borrower and its Subsidiaries for the period of the four consecutive fiscal quarters ended on the Reporting Date:

$

(b)(i)	without duplication and to the extent deducted in computing item 4(a) above, all Interest Expense for such period:

$

Exhibit G-4

(b)(ii)	without duplication and to the extent deducted in computing item 4(a) above, all Taxes of Borrower and its Subsidiaries for such period (net of tax refunds):

$

(b)(iii)	without duplication and to the extent deducted in computing item 4(a) above, all FAS 123R expenses for such period:

$

(b)(iv)	without duplication and to the extent deducted in computing item 4(a) above, all depreciation and amortization expenses of Borrower and its Subsidiaries for such period:

$

(b)(v)	without duplication and to the extent deducted in computing item 4(a) above, charges related to the Data Security Breach of 2008 (in an aggregate amount during the period from January 1, 2009 through the Maturity Date not to exceed $200,000,000):

$

(b)(vi)	without duplication and to the extent deducted in computing item 4(a) above, extraordinary losses not related to the Data Security Breach of 2008

$

(c)	without duplication and to the extent included in computing item 4(a) above, any extraordinary gains of Borrower and its Subsidiaries for such period.

(d)	the sum of item 4(a) plus item 4(b)(i) plus item 4(b)(ii) plus item 4(b)(iii) plus item 4(b)(iv) plus item 4(b)(v) plus item 4(b)(vi) minus item 4(c):

$

5.	Funded Debt of Borrower and its Subsidiaries as of the Reporting Date.

(a)	all obligations of Borrower and its Subsidiaries as of the Reporting Date for borrowed money and all obligations of Borrower and its Subsidiaries evidenced by bonds, debentures, notes, loan agreements or other similar instruments (including the aggregate principal amount of all Bridge Loans outstanding on such date):

$

(b)	all direct or contingent obligations of Borrower and its Subsidiaries as of the Reporting Date arising under standby letters of credit (including the aggregate principal amount of drawings under “Letters of Credit” issued under the Existing Credit Agreement which have not been reimbursed pursuant to Section 2.05 thereof):

$

(c)	all Earn-Out Obligations as of the Reporting Date:

$

(d)	all obligations of Borrower and its Subsidiaries as of the Reporting Date in respect of Capital Lease Obligations:

$

Exhibit G-5

(e)	all obligations of Borrower and its Subsidiaries as of the Reporting Date to pay the deferred purchase price of property or services (but excluding current accounts payable arising in the ordinary course of business which are not more than 90 days past due the original due date):

$

(f)	all obligations of Borrower and its Subsidiaries as of the Reporting Date secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being purchased by Borrower or any of the Subsidiaries (including obligations arising under conditional sales or other title retention agreements), whether or not such obligations shall have been assumed by Borrower or any of its Subsidiaries or is limited in recourse provided, that for the purposes of (f) hereof, the amount of such Funded Debt shall be limited to the greater of (1) the amount of such Funded Debt as to which there is recourse to such Person and (2) the fair market value of the property which is subject to such Lien. Notwithstanding anything to the contrary above, any amounts owed by the Borrower or its Subsidiaries to sponsoring banks for advances of Interchange Fees to merchants in the ordinary course of business shall not constitute “Funded Debt”:

$

(g)	all amounts due to sponsoring banks for advances of interchange fees to Borrower:

$

(h)	the sum of item 5(a) plus item 5(b) plus item 5(c) plus item 5(d) plus item 5(e) plus item 5(f) minus item 5(g):

$

Exhibit G-6

EXHIBIT H

INVESTMENT STANDARDS

Heartland Payment Systems, Inc.

Corporate Investment Guidelines

General

Objectives	1. Preservation of capital
2. Meet liquidity needs
3. Maximize yield

Maturity	1. 13 month maximum maturity on anyone security
2. 90 day maximum weighted average maturity on portfolio

Eligible Investments	U.S. Treasuries
U.S. Government Agencies
Repurchase Agreements
Corporate Notes - Domestic & Eurodollar
Commercial Paper
Deposit Notes
Certificates of Deposit - Domestic & Eurodollar
Eurodollar Time Deposits
Bankers Acceptances
Tax exempt municipal securities including both fixed and floating rate securities
Asset Backed Securities
AAA Money Market Mutual Funds

Concentration	Maximum 5 % of the total portfolio per issuer at time of purchase No concentration limit for U.S. Treasuries and Agencies (or repurchase agreements thereof), or for domestic or Eurodollar investments in Key Bank or its affiliates AAA Money Market Mutual Funds (maximum investment amount is the greater of 10% of fund asset size or $50 million)

Quality	Minimum A-1/P-1 Short Term Rating by Standard & Poors/Moody's at time of purchase. If no short term rating exists, or for Term Investments, minimum A2/A Long Term Rating by Standard & Poors/Moody's at time of purchase

Payroll Company Exceptions

Recognizing the stability of payroll impound accounts, and the incremental value that can be accrued to the organization by investing a portion of those funds at the higher yields that can be available if a longer-term investment horizon is employed, the following guidelines shall apply to investments of a portion of the payroll company impound funds on a long-term basis (the “Term Investments”, which shall be defined as any funds invested for a term greater than 13 months)

Eligibility for Term Investments	A rolling 365-day measure of the minimum daily amount in the impound accounts shall be maintained, and the total funds permitted to be invested in Term Investments shall be no greater than 75% of that minimum amount.

Maximum Term	No more than 50% of Term Investments can be invested for greater than 3 years from the measurement date, and the maximum initial maturity is 5 years.

Exhibit H-1